Exhibit 8.2

Kilpatrick Townsend & Stockton LLP 701 Pennsylvania Avenue, NW, Suite 200 Washington, DC 20004

December 13, 2024

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date of this letter, the “Registration Statement”) of Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”), including the joint proxy statement/prospectus forming a part of the Registration Statement, relating to the proposed transaction (the “Merger”) between AUB and Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”). We have acted as counsel to SASR in connection with the Merger.

In connection with this opinion, we have examined (i) the Agreement and Plan of Merger dated as of October 21, 2024 (the “Merger Agreement”) by and among SASR and AUB, and (ii) the Registration Statement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

We have also participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is accurate in all material respects.

Sandy Spring Bancorp, Inc.

December 13, 2024

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references in the Registration Statement to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP